Exhibit 4.72

DESCRIPTION OF THE REGISTRANT’S SECURITIES REGISTERED PURSUANT
TO SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934
As of January 29, 2025, Tesla, Inc. had one class of common stock registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).
The following description of our common stock is a summary and does not purport to be complete. It is subject to and qualified in its entirety by reference to our certificate of formation (the “Certificate of Formation”) and our bylaws (the “Bylaws”), each of which is incorporated herein by reference as an exhibit to the Annual Report on Form 10-K filed with the Securities and Exchange Commission, of which this Exhibit 4.72 is a part. We encourage you to read our Certificate of Formation, our Bylaws and the applicable provisions of the Texas Business Organizations Code (the “TBOC”) for additional information.
Authorized Capital Stock
Our authorized capital stock consists of 6,100,000,000 shares, with a par value of $0.001 per share, of which 6,000,000,000 shares are designated as common stock.
The holders of common stock are entitled to one vote per share on all matters submitted to a vote of our shareholders and do not have cumulative voting rights. Accordingly, holders of a majority of the shares of common stock entitled to vote in any election of directors have the power to elect all of the directors standing for election. Subject to preferences that may be applicable to any preferred stock outstanding at the time, the holders of outstanding shares of common stock are entitled to receive ratably any dividends declared by our board of directors out of assets legally available. Upon our liquidation, dissolution or winding up, holders of our common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference of any then outstanding shares of preferred stock. Holders of common stock have no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock.
We have certain outstanding securities that may be converted, exercised or exchanged into shares of our common stock.
Registration Rights
Certain holders of unregistered common stock purchased in private placements, or their permitted transferees, are entitled to rights with respect to the registration of such shares under the Securities Act of 1933, as amended, or the Securities Act. These rights are provided under the terms of an investors’ rights agreement between us and the holders of these shares, or the investors’ rights agreement, and include demand registration rights, short-form registration rights and piggyback registration rights. All fees, costs and expenses of underwritten registrations will be borne by us and all selling expenses, including underwriting discounts and selling commissions, will be borne by the holders of the shares being sold.
The registration rights terminate with respect to an individual holder after the date that is five years following such time when the holder can sell all of the holder’s shares in any three month period under Rule 144 or another similar exemption under the Securities Act, unless such holder holds at least 2% of our voting stock.

Listing
Our common stock is listed on the Nasdaq Global Select Market under the symbol “TSLA.”
Transfer Agent and Registrar
The transfer agent and registrar for our common stock is Computershare Trust Company, N.A.
Anti-Takeover Effects of Texas Law and Our Certificate of Formation and Bylaws
Our Certificate of Formation and our Bylaws contain certain provisions that could have the effect of delaying, deterring or preventing another party from acquiring control of us. These provisions and certain provisions of Texas law, which are summarized below, are expected to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed, in part, to encourage persons seeking to acquire control of us to negotiate first with our board of directors. We believe that the benefits of increased protection of our potential ability to negotiate more favorable terms with an unfriendly or unsolicited acquirer outweigh the disadvantages of discouraging a proposal to acquire us.
Limits on Ability of Shareholders to Act by Written Consent or Call a Special Meeting
Our Certificate of Formation provides that our shareholders may act by written consent only if all holders of shares entitled to vote on such action adopts a resolution by unanimous written consent. This may deter action by written consent or lengthen the amount of time required to take shareholder actions. As a result, even a holder controlling a majority of our capital stock would not be able to amend our Bylaws or remove directors without holding a meeting of our shareholders called in accordance with our Bylaws.
In addition, our Certificate of Formation provides that special meetings of shareholders may be called by the chairperson of the board, the chief executive officer, the president (to the extent required by the TBOC), our board of directors, or by shareholders holding not less than 50% (or the highest percentage of ownership that may be set under the TBOC) of the Corporation’s then outstanding shares of capital stock entitled to vote at such meeting. The threshold required for shareholders to call a special meeting may delay the ability of our shareholders to force consideration of a proposal or for holders controlling a majority of our capital stock to take any action, including the removal of directors.
Requirements for Advance Notification of Shareholder Nominations and Proposals
Our Bylaws establish advance notice procedures with respect to shareholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of our board of directors or a committee of our board of directors. These provisions may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed. These provisions may also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of our company.
Board Classification
Our board of directors is divided into three classes, one of which classes is elected each year by our shareholders to serve for a three-year term. A third party may be discouraged from making a tender offer or otherwise attempting to obtain control of us as it is more difficult and time-consuming for shareholders to replace a majority of the directors on a classified board.

No Cumulative Voting
Our Certificate of Formation and Bylaws do not permit cumulative voting in the election of directors. Cumulative voting allows a shareholder to vote a portion or all of its shares for one or more candidates for seats on the board of directors. Without cumulative voting, a minority stockholder may not be able to gain as many seats on our board of directors as the shareholder would be able to gain if cumulative voting were permitted. The absence of cumulative voting makes it more difficult for a minority shareholder to gain a seat on our board of directors to influence our board’s decision regarding a takeover.
Amendment of Certificate of Formation Provisions
The amendment of our Certificate of Formation requires approval by holders of at least two-thirds of our outstanding capital stock entitled to vote generally in the election of directors.
Texas Anti-Takeover Statute
We are subject to the provisions of Section 21.606 of the TBOC regulating corporate takeovers. In general, Section 21.606 prohibits a publicly held Texas corporation from engaging, under certain circumstances, in a business combination with an affiliated shareholder for a period of three years following the date the person became an affiliated shareholder unless:
•prior to the date of the transaction, our board of directors approved either the business combination or the transaction that resulted in the shareholder becoming an affiliated stockholder; or
•at or subsequent to the date of the transaction, the business combination is approved by our board of directors and authorized at an annual or special meeting of shareholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the affiliated stockholder at a meeting of shareholders called for that purpose not less than six months after the affiliated shareholder’s share acquisition date.
Generally, a business combination includes a merger, share exchange, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. An interested shareholder is a person who, together with affiliates and associates, owns or, within three years prior to the determination of interested shareholder status did own, 15% or more of a corporation’s outstanding voting stock. We expect the existence of this provision to have an anti-takeover effect with respect to transactions our board of directors does not approve in advance. We also anticipate that Section 21.606 may also discourage attempts that might result in a premium over the market price for the shares of common stock held by shareholders.
The provisions of Texas law and the provisions of our Certificate of Formation and Bylaws could have the effect of discouraging others from attempting hostile takeovers and, as a consequence, they might also inhibit temporary fluctuations in the market price of our common stock that often result from actual or rumored hostile takeover attempts. These provisions might also have the effect of preventing changes in our management. It is possible that these provisions could make it more difficult to accomplish transactions that shareholders might otherwise deem to be in their best interests.

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